Exhibit 3.1

CERTIFICATE OF AMENDMENT

SPHERIX INCORPORATED

Spherix Incorporated, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), does hereby certify that:

FIRST:                      The charter of the Corporation is hereby amended by deleting the first paragraph in Article FOURTH in its entirety and by substituting in lieu thereof the following:

The total number of shares of stock which the corporation has authority to issue is fifty-five million (55,000,000) shares, fifty million (50,000,000) of which shall be Common Stock of the par value of $0.0001 per share, and five million ($5,000,000) of which shall be Preferred Stock of the par value of $0.0001 per share.

SECOND:                      The foregoing amendment of the Corporation's charter was duly adopted pursuant to a resolution of its board of directors and approved by its stockholders via a written consent executed by the holders of a majority of the issued and outstanding shares of the Corporation pursuant to Section 228 of the Delaware General Corporation Law, all in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD:                      Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $0.01 per share, issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one share of Common Stock, par value $0.0001 per share, and each share of Preferred Stock, par value $0.01 per share, issued and outstanding before the Effective Date, shall be and hereby is, reclassified and changed into one share of Preferred Stock, par value $0.0001 per share.

IN WITNESS WHEREOF, SPHERIX INCORPORATED has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and its corporate seal to be hereunder affixed and attested by its Secretary on this 17 day of December, 2012.

ATTEST:                                                                SPHERIX INCORPORATED

____________________                     ______________________________
Robert L. Clayton, Secretary                               Robert A. Lodder, Principal Executive Officer